Exhibit A

ARTICLES OF AMENDMENT

TO

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PSB HOLDINGS, INC.

1.

The name of the Corporation is PSB Holdings, Inc.

2.

The first three paragraphs of Article III of the Second Amended and Restated Articles of Incorporation of PSB Holdings, Inc. are amended to read as follows:

The aggregate number of shares that the Corporation shall have the authority to issue, the designation of each class of shares, the authorized number of shares of each class, and the par value thereof per share, shall be as follows:

Designation of Class	Par Value per Share	Authorized Number of Shares

Common Stock	$0.00	6,000,000
Preferred Stock	$0.00	30,000

Any and all such shares of Common Stock and Preferred Stock may be issued for such consideration as shall be fixed from time to time by the Board of Directors.

3.

Except as set forth above, the remainder of Article III of the Second Amended and Restated Articles of Incorporation of PSB Holdings, Inc. shall remain as currently in effect.

4.

The foregoing amendment was proposed on April 16, 2013, by the Board of Directors and adopted on April 16, 2013, by the Shareholders, pursuant to Section 180.1003, Wisconsin Statutes.

Executed as of the 8th day of August, 2013.

SCOTT M. CATTANACH

Scott M. Cattanach

Secretary and Treasurer

Drafted By:

Return To:

Matthew D. Rowe, Esq.

Cindy M .Dahlke, Paralegal

Ruder Ware, L.L.S.C.

Ruder Ware, L.L.S.C.

P.O. Box 8050

P.O. Box 8050

Wausau, WI  54402-8050

Wausau, WI  54402-8050